Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts
Investors:	Media:
TracyJ. Henrikson	Barbara Lindheim
ExecutiveDirector, Corporate Communications	GendeLLindheim BioCom Partners
OrchidCellmark Inc.	(212) 918-4650
(609)750-2221

ORCHID CELLMARK REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

PRINCETON, N.J., Oct. 27, 2005 – Orchid Cellmark Inc. (Nasdaq: ORCH), a leading worldwide provider of identity DNA testing services, today reported its financial results for the quarter and nine months ended September 30, 2005.

Total revenues were $16.4 million for the third quarter of 2005 and $46.9 million for the nine months ended September 30, 2005, compared to $16.4 million for the third quarter of 2004 and $44.9 million for the nine months ended September 30, 2004. Revenues for the third quarter of 2005 were impacted primarily by two key developments: lower than expected U.S. forensic casework production resulting from the implementation of new lab processes and lower than expected DNA analyst staffing, and continued delays in U.S. National Institute of Justice (NIJ) funded forensic DNA testing contracts. While total third quarter 2005 revenues were impacted by these developments, the company grew revenues in all other areas of its business in the third quarter compared to the third quarter of 2004, including U.S. forensic CODIS database testing, U.K. forensic testing, global paternity testing, and scrapie testing services.

“We are disappointed by the impact on our third quarter results of the performance of the U.S. forensic business, but we also are encouraged that we experienced growth in other areas of our business during this period. In the third quarter, we experienced a slowdown in forensic casework production from implementation of new software and processes designed to further automate our casework sample analyses. This is a temporary situation that we are addressing as we complete implementation of the new processes and also hire additional DNA analysts,” said Paul J. Kelly, M.D., president and chief executive officer of Orchid Cellmark. “There are many positive developments which we believe support the further growth of the U.S. forensic DNA testing market, including major legislative initiatives in support of increased forensic DNA testing, enhanced use of DNA by law enforcement to solve more crimes such as burglary, and Congressional approval of significantly expanded federal funding.”

Dr. Kelly continued, “Our leadership in this market was highlighted this quarter by the award to Orchid Cellmark of an exclusive Illinois forensic casework contract on the basis of the high quality of testing services we provide. We also have achieved a higher success rate in winning outsourced bids this year than any other private laboratory – our current bid success rate is nearly 60 percent. While we are frustrated by the continued bureaucratic delays in the award of NIJ funds by the states and localities, we believe Orchid Cellmark’s potential for continued strong growth in its U.S. forensic DNA testing business remains unchanged.”

Total operating expenses were $19.3 million for the third quarter of 2005, compared to $16.3 million for the third quarter of 2004. Total operating expenses for the third quarter of 2005 included $1.4 million of restructuring charges.

Orchid Cellmark reported a loss from continuing operations of $3.8 million for the third quarter of 2005, compared to a loss from continuing operations of $0.6 million for the third quarter of 2004. The loss from continuing operations before income taxes was $2.8 million for the third quarter of 2005, which includes charges of $1.4 million for depreciation and amortization, as compared to income from continuing operations before income taxes of $0.4 million for the third quarter of 2004, which included charges of $1.5 million for depreciation and amortization.

Orchid Cellmark reported a net loss allocable to common stockholders of $3.8 million, or $0.15 per share, for the third quarter of 2005, compared to a net loss allocable to common stockholders of $0.4 million, or $0.02 per share, for the third quarter of 2004. Included in the net loss allocable to common stockholders for the third quarter of 2004 is income from discontinued operations of $0.01 per share.

At September 30, 2005, cash and cash equivalents and short-term investments were $24.5 million, and the short and long-term portion of restricted cash was approximately $2.0 million. Cash used in operations was $0.8 million in the third quarter of 2005. In addition, cash used for capital expenditures totaled $1.7 million.

“Our recent actions to enhance our operations and further expand our business are consistent with our focus on long term growth and value generation, and they are beginning to produce results,” continued Dr. Kelly. “We expect to enter the new year with high levels of committed contracts, which should put us back on track for stronger growth in 2006. While we work diligently to resolve the current challenges, our primary focus remains on positioning the company for sustainable market leadership, and I have never been more encouraged about the upcoming opportunities for Orchid Cellmark.”

“Our financial results for the third quarter and our expectations for the fourth quarter of 2005 were negatively impacted by developments that we expect to be transitory,” said Raymond J. Land, senior vice president and chief financial officer of Orchid Cellmark. “We are now moving aggressively to address those factors that are under our control. We expect the measures we are taking will provide us with the capacity to manage the anticipated increased demand for our forensic DNA services, while improving the efficiency and effectiveness of our Dallas facility’s processing capabilities and setting the stage for strong revenue growth and profitability.”

Forensic DNA Testing

Orchid Cellmark entered into additional contracts and continued to see increased volumes in forensic DNA testing in the third quarter of 2005, particularly in U.S. CODIS testing and in the U.K. The release of bids by states and municipalities for outsourced forensic DNA testing under fiscal year 2004 NIJ funding continued to be delayed. Currently, fewer than 20 of the more than 50 potential contracts have been awarded this year. In comparison, 80 percent of the contracts had been awarded at this time last year. While the release of contracts is progressing slowly, Orchid Cellmark’s bid success rate has significantly improved over last year. In addition, during the third quarter of 2005, the company was awarded a high-profile multi-million dollar casework contract with the State of Illinois on the basis of the high quality of testing services it provides. Orchid Cellmark continued to expand its Biotracks™ program for solving burglaries and other property crimes using DNA evidence with the addition of an exclusive contract with the Los Angeles Police Department. Recently, key federal legislation that Orchid Cellmark expects would greatly expand the opportunities for forensic DNA testing of arrestees and illegal immigrants has passed both houses of Congress and is now in Conference Committee.

Family Relationship DNA Testing

Sales of Orchid Cellmark’s consumer identity testing services, which include individual identity testing for paternity and other family relationships as well as for security purposes, have been growing rapidly, reflecting greater and more effective marketing investments. During the third quarter of 2005, the company expanded its radio advertising campaign in its U.S. private paternity business, and secured an additional IDSecure™ customer. In June, Orchid Cellmark launched new consumer DNA testing services, Heritage ID™, which is targeted at individuals seeking to preserve their DNA profile for future applications, and Tribal ID™, which assists Native Americans in tribal enrollment decisions. The company’s U.K. paternity testing business continues to grow, following its exclusive contract to provide paternity testing services to the U.K. government that was awarded during the third quarter of 2005.

Agriculture DNA Testing

Scrapie genotyping volumes increased in the third quarter of 2005. Achieving a new milestone, Orchid Cellmark processed more than 100,000 sheep samples in one month during the third quarter. Orchid Cellmark expects to see additional volumes in its scrapie genotyping business in the first part of the fourth quarter of 2005, and then a slow down of volumes toward the latter part of the fourth quarter into the first quarter of 2006, as is typical in this business due to its inherent seasonality.

Continuous Improvement in Operational Efficiency

In the first half of 2005, Orchid Cellmark implemented a streamlining of its U.S. forensic DNA testing operations to support the company’s continued leadership in this sector by consolidating its production capacity while maintaining scalability. The company’s forensic DNA testing laboratory in Germantown, MD has ceased operations and is expected to be closed by October 31, 2005. Orchid Cellmark expects to complete its move into a new forensic casework DNA testing facility in Dallas, TX by the end of 2005. The processes and workflow of the new Dallas facility are being designed to provide more efficient testing services and more scalable capacity than the company’s current facility in Dallas. The company expects restructuring charges of between $0.6 million and $1.1 million in the fourth quarter of 2005 related to these actions.

2005 Full-Year Financial Guidance

The company is revising its prior full year 2005 guidance for total revenue, gross margin and operating profitability, excluding restructuring charges, primarily as a result of the developments that impacted the third quarter of 2005, which are also expected to continue into the fourth quarter of 2005, and the postponement of an IDSecure customer’s submission of samples for processing due to recent hurricanes.

Orchid Cellmark provided the following revised financial guidance for the full year of 2005:

•	The company expects total revenues of approximately $64.0 million for the full year of 2005. This represents a decrease from prior guidance of between $72.0 million to $75.0 million.
•	The company expects an average gross margin of approximately 42 percent for the full year of 2005. This represents a decrease from prior guidance of approximately 44 percent.
•	The company continues to expect total general and administrative, sales and marketing and research and development expenses of approximately $30.0 million for the full year of 2005.
•	The company continues to expect restructuring charges between $2.5 million and $3.0 million for the full year of 2005.
•	The company expects an operating loss, excluding restructuring and impairment charges, of approximately $4.0 million for the full year of 2005. This represents a change from prior guidance of achieving a positive operating income, excluding restructuring charges.
•	The company continues to expect capital expenditures of between $4.0 million and $5.0 million for the full year of 2005.

Orchid Cellmark believes that the non-GAAP financial measure “operating loss, excluding restructuring and impairment charges” mentioned in the guidance provides investors with useful information regarding its financial condition and results of operations because this measure reflects the ongoing results of its operations. Also, it is used by Orchid Cellmark management for internal review of its performance. The non-GAAP financial measure’s most comparable GAAP financial measure is the operating loss, adjusted to exclude restructuring and impairment charges. The above non-GAAP financial measure is not intended to supercede or replace Orchid Cellmark’s GAAP results or expectations.

Conference Call Information

A conference call with Orchid Cellmark management will be held on Thursday, October 27, 2005 at 10:00 am ET. To listen to the conference call, please dial 1-612-234-9960 and ask for the Orchid Cellmark Conference

Call. To listen to the live or archived webcast via the Internet, please visit the Investors section of the company’s web site, www.orchid.com. The webcast will be archived for 90 days.

About Orchid Cellmark

Orchid Cellmark is a leading provider of identity DNA testing services for the human identity and agriculture markets. In the human identity area, the company provides DNA testing services for forensic, family relationship and security applications. In the agriculture field, Orchid Cellmark provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these segments reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark brand that has been associated with exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding: Orchid Cellmark’s belief that further growth is supported by many positive developments, including major legislative initiatives in support of increased forensic DNA testing, enhanced use of DNA by law enforcement to solve more crimes such as burglary, and Congressional approval of significantly expanded federal funding; Orchid Cellmark’s belief that its potential for continued strong growth in its U.S. forensic DNA testing business remains unchanged; Orchid Cellmark’s expectation that it will enter the new year with high levels of committed contracts, which should put it back on track for stronger growth in 2006; Orchid Cellmark’s expectation that the measures it is taking will provide it with the capacity to manage the anticipated increased demand for its forensic DNA services, while improving the efficiency and effectiveness of its Dallas facility’s processing capabilities and setting the stage for strong revenue growth and profitability; Orchid Cellmark’s expectation that federal legislation that has passed both houses of Congress and is now in Conference Committee would greatly expand the forensic DNA testing of arrestees and illegal immigrants; Orchid Cellmark’s expectation to see additional volumes in its scrapie genotyping business in the first part of the fourth quarter of 2005, and then a slow down of volumes toward the latter part of the fourth quarter into the first quarter of 2006, as is typical in this business with its expected seasonality; Orchid Cellmark’s expectation that its Germantown, MD laboratory will be closed by October 31, 2005; Orchid Cellmark’s expectation that it will complete its move into a new forensic casework DNA testing facility in Dallas, TX by the end of 2005; Orchid Cellmark’s expectation of incurring restructuring charges of between $0.6 million and $1.1 million in the fourth quarter of 2005 related to the streamlining of its U.S. forensic DNA testing operations; Orchid Cellmark’s expectation that the developments that impacted its third quarter 2005 financial results will continue into the fourth quarter of 2005; Orchid Cellmark’s expectation that total revenues for the full year of 2005 will be approximately $64.0 million; Orchid Cellmark’s expectation to have an average gross margin of approximately 42 percent for the full year of 2005; Orchid Cellmark’s expectation to incur total general and administrative, sales and marketing and research and development expenses of approximately $30 million for the full year of 2005; Orchid Cellmark’s expectation to incur restructuring charges of between $2.5 million and $3.0 million for the full year of 2005; Orchid Cellmark’s expectation to incur an operating loss, excluding restructuring and impairment charges, of approximately $4.0 million for the full year of 2005; and Orchid Cellmark’s expectation to incur capital expenditures of between $4.0 million and $5.0 million for the full year of 2005. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal funds, the timing and amount of contracts put up for bid and Orchid Cellmark’s ability to timely hire qualified analysts. These risks and other additional factors affecting these statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

###

Orchid Cellmark Inc.

and Subsidiaries

Condensed Consolidated Statements of Operations

Three and nine months ended September 30, 2005 and September 30, 2004

(In thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues:
Service revenues	$16,264	$16,354	$46,495	$44,481
Other revenues	156	93	431	391

Total revenues	16,420	16,447	46,926	44,872

Operating expenses:
Cost of service revenues	9,523	9,266	27,590	25,815
Research and development	376	426	1,190	1,297
Marketing and sales	2,464	1,634	6,189	5,379
General and administrative	4,829	4,497	14,383	17,260
Impairment	214	—	214	—
Restructuring	1,423	—	1,900	1,130
Amortization of intangible assets	428	448	1,289	1,352

Total operating expenses	19,257	16,271	52,755	52,233

Operating income (loss)	(2,837)	176	(5,829)	(7,361)
Total other income (expense), net	24	207	230	65

Income (loss) from continuing operations before income taxes	(2,813)	383	(5,599)	(7,296)
Income tax expense	955	1,022	1,590	1,578

Loss from continuing operations	(3,768)	(639)	(7,189)	(8,874)
Discontinued operations:
Income (loss) from operations of a business held for sale	—	244	—	(606)

Net loss	(3,768)	(395)	(7,189)	(9,480)
Dividends to Series A Preferred Shareholders	—	—	—	(14)
Accretion of Series A Preferred Stock discount	—	—	—	(1,129)

Net loss allocable to common stockholders	$(3,768)	$(395)	$(7,189)	$(10,623)

Basic and diluted loss from continuing operations per share allocable to common stockholders	$(0.15)	$(0.03)	$(0.30)	$(0.47)
Basic and diluted income (loss) from discontinued operations per share	0.00	0.01	0.00	(0.03)
Basic and diluted net loss per share allocable to common stockholders	(0.15)	(0.02)	(0.30)	(0.50)

Shares used in computing basic and diluted net loss per share allocable to common stockholders	24,533	22,359	24,342	21,423

Orchid Cellmark Inc.

and Subsidiaries

Condensed Consolidated Balance Sheets

September 30, 2005 and December 31, 2004

(In thousands)

(unaudited)

Assets:	September 30, 2005	December 31, 2004
Current Assets
Cash and cash equivalents	$18,439	$12,112
Short-term investments	6,091	18,374
Restricted cash	251	251
Accounts receivable, net	12,204	14,099
Inventory	1,472	1,358
Prepaid and other current assets	2,164	1,296

Total current assets	40,621	47,490
Fixed assets, net	9,275	9,977
Other assets
Goodwill	2,691	2,789
Intangible assets, net	11,865	13,285
Restricted cash	1,736	1,736
Other assets	346	345

Total other assets	16,638	18,155

Total assets	$66,534	$75,622

Liabilities and Stockholders' Equity:
Accounts payable	$2,915	$2,603
Accrued expenses	8,488	8,504
Income taxes payable	2,196	1,982
Current portion of long-term debt	—	371
Deferred revenue	1,018	983

Total current liabilities	14,617	14,443
Long-term liabilities
Long-term portion of restructuring	—	1,029
Other liabilities	1,620	1,900

Total long-term liabilities	1,620	2,929
Total stockholders' equity	50,297	58,250

Total liabilities and stockholders' equity	$66,534	$75,622